As filed with the Securities and Exchange Commission on February 7, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sonos, Inc.
(Exact name of registrant as specified in its charter)

Delaware	03-0479476
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Sonos, Inc.
614 Chapala Street
Santa Barbara, CA 93101
(Address of Principal Executive Offices) (Zip Code)

2018 Equity Incentive Plan
2018 Employee Stock Purchase Plan
(Full title of the plans)

Patrick Spence
Chief Executive Officer
Sonos, Inc.
614 Chapala Street
Santa Barbara, CA 93101
(805) 965-3001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Michael A. Brown, Esq. Ran D. Ben-Tzur, Esq. Fenwick & West LLP 555 California Street, 12th Floor San Francisco, CA 94104 (415) 875-2300	Edward Lazarus, Esq. Chief Legal Officer and Corporate Secretary Sonos, Inc. 614 Chapala Street Santa Barbara, CA 93101 (805) 965-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share
- Reserved for future issuance under the 2018 Equity Incentive Plan	7,464,324 (2)	$11.92 (3)	$88,974,742.08	$10,783.74
- Reserved for future issuance the 2018 Employee Stock Purchase Plan	2,985,729 (4)	$10.14 (5)	$30,275,292.06	$3,669.37
TOTAL	10,450,053	N/A	$119,250,034.14	$14,453.11

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)
Represents additional shares of the Registrant’s common stock automatically reserved and available for issuance under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) resulting from the annual increase in the number of authorized shares reserved and available for issuance under the 2018 Plan on January 1 of each of 2019 through 2028. The annual increase is equal to the lesser of (a) 5% of the number of shares of the Registrant’s common stock and common stock equivalents issued and outstanding on each December 31 immediately prior to the date of increase or (b) such number of shares determined by the Registrant’s board of directors.

(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $11.92 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on January 31, 2019.

(4)
Represents additional shares of the Registrant’s common stock automatically reserved and available for issuance under the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”) resulting from the annual increase in the number of authorized shares reserved and available for issuance under the 2018 ESPP on January 1 of each of 2019 through 2028. The annual increase is equal to 2% of the number of shares of the Registrant’s common stock and common stock equivalents issued and outstanding on each December 31 immediately prior to the date of increase; provided, that the Registrant’s board of directors or its compensation committee may in its sole discretion reduce the amount of the increase in any particular year.

(5)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $10.14 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on January 31, 2019. Under the 2018 ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Sonos, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register 7,464,324 additional shares of common stock under the Registrant’s 2018 Equity Incentive Plan and 2,985,729 additional shares of common stock under the Registrant’s 2018 Employee Stock Purchase Plan pursuant to the provisions of those plans providing for an automatic increase in the number of shares reserved for issuance under such plans. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Commission on August 2, 2018 (Registration No. 333-226516). In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)
the Registrant’s Annual Report on Form 10‑K (File No. 001-38603) for the fiscal year ended September 29, 2018, filed with the Commission on November 28, 2018, including portions of the Registrant’s proxy statement for the Registrant’s 2019 Annual Meeting of Stockholders to be held on February 27, 2019 to the extent incorporated by reference into the Registrant’s Annual Report on Form 10-K;

(b)	the Registrant’s Registration Statement on Form S-8 (File No. 333-226516) filed with the Commission on August 2, 2018;
(c)	the Registrant’s Current Report on Form 8-K filed with the Commission on November 21, 2018;
(d)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and
(e)
the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-38603) filed with the Commission on July 23, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or
•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;
•
the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.
The Registrant has entered into, and intends to continue to enter into, an indemnification agreement with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for securities matters.
See also the undertakings set out in response to Item 9 of this Registration Statement.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed herewith:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Restated Certificate of Incorporation of the Registrant.	10-Q	001-38603	3.1	9/11/2018

4.2	Restated Bylaws of the Registrant.	10-Q	001-38603	3.2	9/11/2018

4.3	Form of the Registrant’s Common Stock Certificate.	S-1	333-226076	4.01	7/6/2018

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X
23.2	Consent of Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	2018 Equity Incentive Plan, and forms of agreement thereunder.	S-1/A	333-226076	10.03	7/23/2018

99.2	2018 Employee Stock Purchase Plan, and form of subscription agreement.	S-1	333-226076	10.04	7/6/2018

Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that clauses (A)(1)(i) and (A)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on February 7, 2019.

By:	/s/ Patrick Spence
Patrick Spence
Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick Spence and Michael Giannetto, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

Name	Title	Date
/s/ Patrick Spence	Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2019
Patrick Spence
/s/ Michael Giannetto	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 7, 2019
Michael Giannetto
/s/ Robert Bach	Director	February 7, 2019
Robert Bach
/s/ Brittany Bagley	Director	February 7, 2019
Brittany Bagley
/s/ Karen Boone	Director	February 7, 2019
Karen Boone
/s/ Thomas Conrad	Director	February 7, 2019
Thomas Conrad
/s/ Julius Genachowski	Director	February 7, 2019
Julius Genachowski
/s/ John Maeda	Director	February 7, 2019
John Maeda
/s/ Michelangelo Volpi	Chairperson of the Board of Directors	February 7, 2019
Michelangelo Volpi